Exhibit 5.3
Consent of Hatch Ltd.
In connection with Novagold Resources Inc.’s registration statement on Form F-10 originally dated March 19, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Bruce Rustad, on behalf of Hatch Ltd., hereby consent to references to Hatch Ltd.’s name and to the involvement of Hatch Ltd. in the preparation of the Galore Creek Project Feasibility Study (the “Study”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Study in the Registration Statement.
Dated at Vancouver, British Columbia, this 16th day of April, 2007.
Hatch Ltd.
/s/  Bruce Rustad
Bruce Rustad